Exhibit 2.2
                     Plan of Reorganization and Acquisition
                                    BY WHICH
                             Earth Industries, Inc.
                              (A TEXAS CORPORATION)
                                  SHALL ACQUIRE
                           On-Line Film Services, Inc.
                        (A BRITISH COLUMBIA CORPORATION)

     This Plan of Reorganization and Acquisition is made and dated this day of February 19, 1998 by and between the above referenced corporations, and shall become effective on "the Effective Date" as defined herein.


                            I. THE INTERESTED PARTIES

     1. EARTH INDUSTRIES, INC. ("Earth" also "the Issuer") is a public Texas Corporation.

     2. On-Line Film Services, Inc. ("On-Line") is a private British Columbia Corporation.

     3. Intrepid International, S.A. ("Intrepid") is the principal beneficial shareholder of Earth Industries, through its Executive Officer, Kirt W. James.

     4. ACC Axis Capital Corp. ("Axis" and sometimes the "Axis Group") is consultant to the Canadian company, and agent for the purchasers of certain private placements mentioned hereinafter.


                             II. DESCRIPTIVE SUMMARY

     This descriptive summary is presented, by way of introduction, to provide an overview of the Corporate Reorganization agreed to herein.

     Earth Industries, Inc. of Texas (the Public Company) will become OnLine Production Services Inc., of Nevada. In this process Earth will acquire 100% of On-Line Film Services, Inc. of British Columbia, Canada.

     Earth will reverse-split its present common stock 30 to 1, and will issue certain post-reverse shares in connection with the acquisition. The shares to be issued will fall into two groups: (1) shares to be issued to new investors pursuant to Regulation D, Rule 504; and (2) shares to issued to the Canadian company shareholders for the acquisition. The shares to be issued to the Canadian company will be of two classes: (a) Common Voting Equity Stock; and (B) Special Voting Non-Equity Stock.

     The Voting Non-Equity stock shall be issued to those Canadian company shareholders who convert their Canadian company common stock to Canadian company preferred stock. The Voting Equity stock shall be issued to those Canadian company shareholders who convert their Canadian company common stock to the common stock of the Public Company.


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                                          PLAN OF REORGANIZATION AND ACQUISITION
                            Earth Industries, Inc. / On-Line Film Services, Inc.
                                                        February 19, 1998 Page 2



                                  III. RECITALS

A. The Capital of the Parties:

     1. THE CAPITAL OF EARTH consists of 100,000,000 shares of common voting stock of $0.001 par value authorized, of which 51,360,000 shares are issued and outstanding. This Agreement contemplates a 30 to 1 Reverse split which would result in approximately 1,712,000 shares; this number is subject to minor adjustment such that no shareholder shall be reversed below 100 shares, and further that no shareholder of less than 100 shares shall be reversed.

     2. THE CAPITAL OF ON-LINE of Canada consists of shares of common voting stock of which 6,706,070 shares are issued and outstanding.

     3. THE CAPITAL OF THE NEVADA "Resulting Company" and/or the "Reorganized Company" shall consist of 106,000,000 shares of par value $0.001, in two classes: 100,000,000 shares of common equity voting stock; and 6,000,000 shares of special non-equity voting stock, of which no shares are issued and outstanding immediately preceding this Reorganization.

B. The Background for the Acquisition: Earth desires to acquire On-Line and the shareholders of On-Line wish to be acquired by a public company.

C. The Boards of Directors of both Corporations respectively have determined that it is advisable and in the best interests of each of them and both of them to proceed with the acquisition by the public company, in accordance with IRS ss. 368 (B) and (C).

D. The Shareholders of Earth, having approved the acquisition, this agreement was approved and adopted by the Board of Directors of Earth in a manner consistent with the laws of its Jurisdiction and its constituent documents.

E. The Board of Directors of On-Line, having represented that is empowered to approved the acquisition, without formal shareholder approval, this agreement was approved and adopted by the Board of Directors of On-Line in a manner consistent with the laws of its Jurisdiction and its constituent documents.

F. Conditions of Closing are intended to describe and define the steps to be taken by the parties before and after closing.

     1. REVERSE SPLIT/CHANGE OF SITUS. As a condition of Closing Earth shall have obtained shareholder approval or authority, pursuant to the laws of Texas and its constituent organic documents for: (a) a Reverse Split of the Issuer's Common Stock 30 shares to 1 share, provided that no shareholder shall be reversed below 100 shares, and further that no shareholder of less than 100 shares shall be reversed; and (b) a change of the situs of the Corporation from the State of Texas to the State of Nevada, with the new corporate name of OnLine Production Services Inc.



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                                          PLAN OF REORGANIZATION AND ACQUISITION
                            Earth Industries, Inc. / On-Line Film Services, Inc.
                                                        February 19, 1998 Page 3



     2. $1,000,000 PRIVATE PLACEMENT. As a condition of Closing, Axis, as consultant to the Canadian company and agent for the purchasers, shall have secured the funding, in escrow, of a private placement/limited offering of approximately 5,714,287 (post-reverse) shares of the Issuer's common stock, at US$0.175 per share. Intrepid has agreed independently of this Agreement to provide such services as are necessary to support the placement by preparation of such documents, and issuance of such certificates as are reasonable and necessary, and required in good faith, to carry forth the intent of the parties, to give effect to this funding, before and after the closing. It is contemplated and previously agreed that subscription monies, and certificates issued, shall each and both be deposited into an escrow, contingent upon closing.

     3. TRANSFER OF CONTROL SHARES. This Agreement contemplates the transfer of a control block of common stock from Intrepid to the order of Axis, as agent for the ultimate purchasers, as a condition subsequent of closing. This agreement contemplates the closing of the acquisition of On-Line as a condition precedent to such transfer of control. Accordingly 1,381,000 (post-reverse) shares (the former "Control Shares") of common stock of the Issuer shall be transferred to the order of Axis Group, or to the ultimate purchasers, on or before 91 days following closing. This transfer is agreed to be a sale of that stock from Intrepid for the sum of US$100.00. These control shares are owned by Kirt W. James, an affiliate of the issuer, and if acquired in less than 90 days following closing, they shall be and become "Restricted Securities" as defined by Rule 144(a), Regulation ss.230.144(a), as promulgated by the Commission pursuant to ss.3 of the Securities Act of 1933.

     4. TRANSFER OF CONTROL. Immediately upon closing, the Board of Directors of Earth shall appoint the nominees of On-Line to become the Directors of the Reorganized Company, and then, such appointing Directors shall resign in favor of such appointed Directors.

     5. NO FURTHER REVERSE STOCK SPLIT. As a mutual covenant and condition of closing, there shall be no further reverse stock split of the Reorganized Company's common stock within 18 months of the date of the transfer of the Control Shares, without the prior written consent of Intrepid.


                             IV. PLAN OF ACQUISITION

A. Reorganization and Acquisition: Earth Industries, Inc. and the On-Line Film Services, Inc. are hereby reorganized, such that (i) Earth shall acquire all assets, businesses and common stock of the On-Line Film Services, Inc.; (ii) On-Line Film Services, Inc. corporation shall become a subsidiary of Earth Industries, Inc.; and (iii) Earth Industries, Inc., the Texas public company shall become OnLine Production Services Inc., a Nevada public company (the "Resulting Company" and/or the "Reorganized Company")


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                                          PLAN OF REORGANIZATION AND ACQUISITION
                            Earth Industries, Inc. / On-Line Film Services, Inc.
                                                        February 19, 1998 Page 4



     1. CONVERSION OF OUTSTANDING STOCK: Forthwith upon the effective date hereof, Earth Industries, Inc. shall issue new investment shares (post-reverse) of its common stock and/or its special non-equity voting stock, to or for the shareholders of On-Line Film Services, Inc., as follows:

     (a) Class A Common Equity Voting Stock ("common stock") shall be issued to On-Line common stock who elect to exchange their common shares of On-Line for common stock of Earth, and each and every common share of On-Line held by such shareholders shall be converted into one share of Earth Industries, Inc. (which shall have become the Reorganized Nevada company).

     (b) Class B Special Non-Equity Voting Stock ("special voting stock") shall be issued, share for share, to On-Line shareholders who have elected to have issued to them On-line exchangeable preferred shares in exchange for their common shares of On-Line, so that such shareholders may vote.

     (c) United States Securities issued to Canadian shareholders for the acquisition of the Canadian company shall be "Restricted Securities" as defined by Rule 144(a), Regulation ss.230.144(a), with reference to Rule 145, Regulation ss.230.145, as promulgated by the Commission pursuant to ss.3 of the Securities Act of 1933.

     (d) The election to be made as to which class of stock shall be made by the Canadian company and its shareholders and shall be communicated to the Issuer.


     2. SURVIVING CORPORATIONS: Both the Reorganized Nevada public company and the Canadian private company shall survive the Reorganization herein contemplated and shall continue to be governed by the laws of its respective State or Province of Incorporation. However, the Texas public company shall not survive its change of situs to Nevada, and the Texas public company shall continue to exist as the Reorganized Nevada public company.

     3. SURVIVING ARTICLES OF INCORPORATION AND BY-LAWS: the Articles of Incorporation and By-Laws of the Reorganized public company and the Canadian company shall remain in full force and effect, unchanged.

B. Effective Date: This PLAN OF REORGANIZATION AND ACQUISITION shall become effective immediately upon approval and adoption by the parties hereto, in the manner provided by the law of the places of incorporation and constituent corporate documents, and the time of such effectiveness shall be called the effective date hereof.

     Rights of Dissenting Shareholders: The Reorganized public company is the entity responsible for the rights of dissenting shareholders.


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                                          PLAN OF REORGANIZATION AND ACQUISITION
                            Earth Industries, Inc. / On-Line Film Services, Inc.
                                                        February 19, 1998 Page 5



C. Further Assurance, Good Faith and Fair Dealing: the Directors of each Company shall and will execute and deliver any and all necessary documents, acknowledgments and assurances and to do all things proper to confirm or acknowledge any and all rights, titles and interests created or confirmed herein; and both companies covenant hereby to deal fairly and in good faith with each other and each others shareholders.

D. General Mutual Representations and Warranties. The purpose and general import of the Mutual Representations and Warranties, are that each party has made appropriate full disclosure to the others, that no material information has been withheld, and that the information exchanged is accurate, true and correct. Representations and warranties of Earth Industries are joined in, and are also the representations and warranties of Intrepid International, the retiring principal shareholder.

     1. ORGANIZATION AND QUALIFICATION. Each Corporation warrants and represents that it is duly organized and in good standing, and is duly qualified to conduct any business it may be conducting, as required by law or local ordinance.

     2. CORPORATE AUTHORITY. Each Corporation warrants and represents that it has Corporate Authority, under the laws of its jurisdiction and its constituent documents, to do each and every element of performance to which it has agreed, and which is reasonably necessary, appropriate and lawful, to carry out this Agreement in good faith.

     3. OWNERSHIP OF ASSETS AND PROPERTY. Each Corporation warrants and represents that it has lawful title and ownership of it property as reported to the other, and as disclosed in its financial statements.

     4. ABSENCE OF CERTAIN CHANGES OR EVENTS. Each Corporation warrants and represents that there are no material changes of circumstances or events which have not been fully disclosed to the other party, and which, if different than previously disclosed in writing, have been disclosed in writing as currently as is reasonably practicable.

     5. ABSENCE OF UNDISCLOSED LIABILITIES. Each Corporation warrants and represents specifically that it has, and has no reason to anticipate having, any material liabilities which have not been disclosed to the other, in the financial statements or otherwise in writing.

     6. LEGAL PROCEEDINGS. Each Corporation warrants and represents that there are no legal proceedings, administrative or regulatory proceeding, pending or suspected, which have not been fully disclosed in writing to the other.

     7. NO BREACH OF OTHER AGREEMENTS. Each Corporation warrants and represents that this Agreement, and the faithful performance of this agreement, will not cause any breach of any other existing agreement, or any covenant, consent decree, or undertaking by either, not disclosed to the other.


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                            Earth Industries, Inc. / On-Line Film Services, Inc.
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     8. CAPITAL STOCK. Each Company warrants and represents that the issued and outstanding share and all shares capital stock of such corporation, is as detailed herein, that all such shares are in fact issued and outstanding, duly and validly issued, were issued as and are fully paid and non-assessable shares, and that, other than as represented in writing, there are no other securities, options, warrants or rights outstanding, to acquired further shares of such Corporation.

     9. BROKERS' OR FINDER'S FEES. Each Corporation warrants and represents that is aware of no claims for brokers' fees, or finders' fees, or other commissions or fees, by any person not disclosed to the other, which would become, if valid, an obligation of either company.


E. Miscellaneous Provisions

1. Except as required by law, no party shall provide any information concerning any aspect of the transactions contemplated by this Agreement to anyone other than their respective officers, employees and representatives without the prior written consent of the other parties hereto. The aforesaid obligations shall terminate on the earlier to occur of (a) the Closing, or (b) the date by which any party is required under its articles or bylaws or as required by law, to provide specific disclosure of such transactions to its shareholders, governmental agencies or other third parties. In the event that the transaction does not close, each party will return all confidential information furnished in confidence to the other.

2. This Agreement may be executed simultaneously in two or more counterpart originals. The parties can and may rely upon facsimile signatures as binding under this Agreement, however, the parties agree to forward original signatures to the other parties as soon as practicable after the facsimile signatures have been delivered.

3. The Parties to this agreement have no wish to engage in costly or lengthy litigation with each other. Accordingly, any and all disputes which the parties cannot resolve by agreement or mediation, shall be submitted to binding arbitration under the rules and auspices of the American Arbitration Association. Arbitration, if any there be, shall be conducted in Orange County, California. As a further incentive to avoid disputes, each party shall bear its own costs, with respect thereto, and with respect to any proceedings in any court brought to enforce or overturn any arbitration award. This provision is expressly intended to discourage litigation and to encourage orderly, timely and economical resolution of any disputes which may occur.

4. If any provision of this Letter Agreement or the application thereof to any person or situation shall be held invalid or unenforceable, the remainder of the Agreement and the application of such provision to other persons or situations shall not be effected thereby but shall continue valid and enforceable to the fullest extent permitted by law.

5. No waiver by any party of any occurrence or provision hereof shall be deemed a waiver of any other occurrence or provision.


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                            Earth Industries, Inc. / On-Line Film Services, Inc.
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6. The parties acknowledge that both they and their counsel have been provided ample opportunity to review and revise this agreement and that the normal rule of construction shall not be applied to cause the resolution of any ambiguities against any party presumptively. The Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.


     THIS PLAN OF REORGANIZATION AND MERGER is executed on behalf of each Company by its duly authorized representatives, and attested to, pursuant to the laws of its respective place of incorporation and in accordance with its constituent documents.

Earth Industries, Inc.                               On-Line Film Services, Inc.
(a Texas corporation)                           (A BRITISH COLUMBIA CORPORATION)

by                                                                            by




---------------------------------               --------------------------------
Kirt W. James                                                         Aerock Fox
President                                                              President






---------------------------------
Kirt W. James
Secretary



Intrepid International, S.A.                              ACC Axis Capital Corp.
(A PANAMANIAN CORPORATION)                      (A BRITISH COLUMBIA CORPORATION)

by                                                                            by




---------------------------------               --------------------------------
Kirt W. James                                                   Michael Harrison
President                                                              President






---------------------------------
J. Dan Sifford
Secretary


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